FOR IMMEDIATE RELEASE

CONTACT:          DAVID J. BRYANT
CHIEF FINANCIAL OFFICER
RESOURCE CAPITAL CORP.
1845 WALNUT STREET, SUITE 1000
PHILADELPHIA, PA 19103
215/546-5005, 215/546-4785 (fax)

RESOURCE CAPITAL CORP. ANNOUNCES SECOND PLACEMENT
OF $25 MILLION OF TRUST PREFERRED SECURITIES

New York, N.Y., August 9, 2006 - Resource Capital Corp. (NYSE: RSO) (the "Company" or “RCC”), a real estate investment trust focused on originating and investing in commercial real estate secured loans, whole loans, B-notes, mezzanine loans, mortgage-related securities and other real estate related assets and, to a lesser extent, higher-yielding commercial finance assets and asset-backed securities, announced today that it entered into an agreement to issue $25 million of Trust Preferred Securities. The Company expects to close and fund the offering on or before September 15, 2006 through its wholly-owned subsidiary, RCC Trust II. The securities will bear a floating rate of interest equal to three-month LIBOR plus 3.95%. The securities will mature on October 30, 2036 and may be called at par by the Company any time after October 30, 2011. RCC intends to use the net proceeds of this offering to fund additional commercial real estate and commercial finance investment opportunities.

The securities will not be registered under the Securities Act of 1933 or any state securities laws, and will be sold in a private transaction under the Securities Act. Unless the shares are registered under the Securities Act or applicable state laws, they may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Resource Capital Corp.

Resource Capital Corp. is a specialty finance company that began operations in March 2005 and intends to elect and qualify to be taxed as a real estate investment trust for federal income tax purposes. RCC’s investment strategy focuses on real estate-related assets, and, to a lesser extent, higher-yielding commercial finance assets with a concentration on the following asset classes: commercial real estate-related assets such as whole loans, B-notes, mezzanine loans and mortgage-related securities and commercial finance assets such as other asset-backed securities, syndicated bank loans, equipment leases and notes, trust preferred securities and private equity investments principally issued by financial institutions. RCC is externally managed by Resource Capital Manager, Inc., an indirect wholly-owned subsidiary of Resource America, Inc. (Nasdaq: REXI), a specialized asset management company that uses industry specific expertise to generate and administer investment opportunities for its own account and for outside investors in the financial fund management, real estate, and equipment finance sectors. As of June 30, 2006, Resource America managed approximately $10.5 billion of assets in these sectors.

For more information, please visit our website at www.resourcecapitalcorp.com or contact investors relations at pschreiber@resourceamerica.com

Safe Harbor Statement

Statements made in this release include forward-looking statements, which involve substantial risks and uncertainties. The Company’s actual results, performance or achievements could differ materially from those expressed or implied in this release. For information pertaining to risks related to these forward-looking statements, see Item 1A, under the caption “Risk Factors” contained in Item 1 of the Company’s Annual Report on Form 10-K.